As filed with the Securities and Exchange Commission on September 22, 2021

Registration No. 333-230220

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MACQUARIE INFRASTRUCTURE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	43-2052503
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

125 West 55th Street New York, New York	10019
(Address of principal executive offices)	(Zip Code)

((212) 231-1000

(Registrant’s telephone number, including area code)

Michael Kernan, Esq.

General Counsel and Secretary

125 West 55th Street

New York, New York 10019

(212) 231-1000

(Telephone number, including area code, of agent for service)

Copies of communications to:

Michelle Rutta, Esq.

White & Case LLP

1221 Avenue of the Americas

New York, New York 10020

Tel: (212) 819-8200

Approximate date of commencement of proposed sale to the public: Not Applicable. This post-effective amendment deregisters all of the securities that were unsold under the registration statement as of the date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box: ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer
☒	☐

Non-accelerated filer	Smaller reporting company
☐	☐

Emerging growth company
☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.   ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the Registration Statement on Form S-3 (File No. 333-230220) (the “Registration Statement”) of Macquarie Infrastructure Corporation, a Delaware corporation (the “Registrant”), filed with the Securities and Exchange Commission (the “Commission”) on March 12, 2019.

On September 22, 2021, pursuant to an agreement and plan of merger, dated as of March 30, 2021 (the “Merger Agreement”) by and among the Registrant, Macquarie Infrastructure Holdings, LLC (“MIH”), a wholly-owned subsidiary of the Registrant and Plum Merger Sub, Inc., a wholly-owned subsidiary of MIH (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly-owned subsidiary of MIH (the “Merger”). Upon the effective time of the Merger (the “Effective Time”) the Registrant’s common stock, par value $0.001 per share (the “Common Stock”) was converted into MIH’s common units (the “Common Units”) on a one for one basis, and stock certificates representing the Registrant’s Common Stock immediately prior to the Merger are deemed to represent MIH’s Common Units without an exchange of certificates. The Merger became effective on September 22, 2021. As a result of the Merger, the shares of Common Stock will cease to be publicly traded. The Registrant intends to file a Form 15 to terminate and its duty to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.

In connection with the closing of the Merger, the offering pursuant to the Registration Statement has been terminated. The Registrant hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but which remain unsold at the termination of the offering, hereby removes from registration any and all securities registered but not sold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 22nd day of September, 2021.

MACQUARIE INFRASTRUCTURE CORPORATION

By:	/s/ Christopher Frost
	Name:	Christopher Frost
	Title:	Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.